Exhibit 5(a)

April 7, 2009

American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, OH  43215

Re: Registration Statement on Form S-3 (No. 333-156387)

Ladies and Gentlemen:

I am an employee of American Electric Power Service Corporation, an affiliate of American Electric Power Company, Inc. (the “Company”), and have acted as counsel to the Company in connection with the above-referenced Registration Statement on Form S-3 (Registration Statement No. 333-156387 (the “Registration Statement”)), filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), relating to, among other things, 69,000,000 shares of Company’s Common Stock, $6.50 par value (the “Shares”).

In connection with the foregoing, I have examined (i) the Registration Statement including a base prospectus dated December 22, 2008, (ii) the prospectus supplement, dated April 1, 2009, (iii) a copy of the executed Underwriting Agreement dated April 1, 2009, among the Company and the several underwriters named therein (the “Underwriting Agreement”), (iv) a certificate of the Assistant Secretary of the Company, to which are attached: (A) the Restated Certificate of Incorporation of the Company, (B) the Bylaws of the Company, and (C) resolutions of the Company with respect to the subject transactions, and (v) a good standing certificate of the Company issued by the Secretary of State of the State of New York on April 3, 2009 (the “Good Standing Certificate”). For purposes of the opinions expressed below, I have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

As to factual matters, I have relied upon representations in the Underwriting Agreement, upon certificates of officers of the Company, and upon certificates of public officials.

Based upon the foregoing and such other information and documents as I have considered necessary for the purposes hereof, I am of the opinion that:

1.	The Company has been duly incorporated under the laws of the State of New York.

2.
The Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

I do not purport to express an opinion on any laws other than those of the State of New York. The opinion expressed in this letter speaks only as of its date, and nothing should be interpreted or construed to express or imply any opinion concerning the effect of any future events or actions. In regard to my opinion set forth in paragraph 1 above, I am relying without independent investigation solely on my review and examination of the Good Standing Certificate. I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

I hereby consent to filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on April 7, 2009, which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Thomas G. Berkemeyer_____

Thomas G. Berkemeyer